EXHIBIT 99.1

Hooker Furniture Reports Lower Sales and Earnings for Fiscal 2009 Second Quarter and First Half

MARTINSVILLE, Va., Sept. 9, 2008 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (Nasdaq:HOFT) today reported net sales of $64.6 million and net income of $2.1 million, or $0.18 per share, for the quarter ended August 3, 2008.

Fiscal 2009 second quarter net sales of $64.6 million decreased $8.8 million, or 12.0%, compared to the fiscal 2008 second quarter net sales of $73.4 million. Second quarter net income of $2.1 million decreased $2.8 million, or 57.3%, compared to the 2008 quarter net income of $4.9 million. Earnings per share of $0.18 decreased $0.21, or 53.8%, when compared to the 2008 quarter earnings per share of $0.39.

"The summer business environment was even more challenging than anticipated," said Paul B. Toms Jr., chairman, chief executive officer and president. "While our top and bottom line performance for the quarter was disappointing, we have taken the steps necessary to reduce costs and increase efficiencies. Our ability to generate a modest profit despite the prolonged economic downturn continues to validate our business model."

Operating income for the 2009 second quarter decreased to $3.1 million, or 4.8% of net sales, compared to operating income of $7.5 million, or 10.2% of net sales, in the 2008 quarter.

The decrease in income and profitability was driven primarily by the net sales reduction, along with other factors including:

 * a decline in gross profit margin to 28.3% compared with 31.3% in the prior year quarter; and
 * an increase in selling and administrative expenses as a percentage of net sales to 23.9% compared with 20.5% of sales for the prior year quarter.

Inflationary pressures in product costs and certain other operating expenses related to higher costs for raw materials, fuel prices, offshore labor costs and ocean freight, along with weakness of the dollar negatively impacted Hooker's gross profit margin during the fiscal 2009 second quarter.

The net sales decline for the fiscal year 2009 was driven by lower unit volume attributed to the industry-wide business slump, lower shipments of discontinued domestically-produced wood furniture and lower average selling prices. Factors driving the lower average selling prices included a higher proportion of lower-priced imported wood furniture in the product mix and sales discounts extended to dealers to promote sales.

Excluding discontinued domestically-produced wood furniture, net sales declined 7.7% year-over-year. "Nearly 40% of our sales decline for the 2009 second quarter related to discontinued domestically-produced wood furniture," said Toms. "That discontinued business will be less of a factor in the future."

Second quarter 2009 unit volume decreased compared to the same 2008 period across most wood and upholstery product categories, but increased for:

 * youth bedroom products due to the addition of the Opus Designs product line; and
 * home entertainment and theater furniture, including living room wall systems and consoles.

The decline in gross profit margin for the 2009 fiscal second quarter was primarily driven by:

 * an increase in the delivered cost of imported wood furniture as a percentage of net sales coupled with higher sales discounts to stimulate sales;
 * substantial discounts on discontinued, domestically-produced wood furniture; and
 * higher raw material and overhead costs as a percentage of net sales for domestically-produced upholstered furniture.

This decline in gross profit margin was partially offset by a lower delivered cost of imported upholstered furniture as a percentage of net sales.

Since the spring, the Company has received cost increases from its offshore suppliers on imported furniture, as well as for transportation costs, raw materials for its upholstered furniture and for other operating expenses. The Company has recently implemented a price increase intended to offset these cost increases and to improve margins compared to second quarter 2009 levels. "Like everyone else in the industry, we've taken significant price increases in recent months, and like most everyone else, we are left with no other choice but to pass along a significant portion of the price increases we have received," Toms said.

Selling and administrative expenses increased $365,000, or 2.4% to $15.4 million or 23.9% of net sales for the fiscal 2009 second quarter, compared to $15.1 million or 20.5% of net sales for the fiscal 2008 second quarter. The increase in spending during the 2009 second quarter was principally the result of:

 * a gain on a life insurance policy recorded in the prior year (fiscal
   2008) second quarter; and
 * the costs to operate two new distribution centers during the current year quarter, one located in California, which opened in January
   2008, and one in China, which opened in May 2008. Both facilities are owned and operated by third parties.

These cost increases were partially offset by a decline in legal and professional fees. Selling and administrative expenses increased as a percentage of net sales principally through the effect of lower net sales in the current year quarter.

Fiscal Year 2009 First Half Results

Net sales for the fiscal year 2009 first half declined $15.1 million, or 10.0% to $135.7 million compared to $150.7 million for the fiscal 2008 first half. The Company's operating income for the first six months of fiscal 2009 decreased to $7.1 million, or 5.2% of net sales, compared to operating income of $13.7 million, or 9.1% of net sales, in the first six months of fiscal 2008. Net income for the 2009 first half declined to $4.7 million or $0.41 per share, from $9.1 million, or $0.71 per share, in the fiscal 2008 six-month period.

The decline in net sales for the first half was partially offset by the addition of net sales from upholstered seating specialist Sam Moore. Net sales for Sam Moore amounted to $13.0 million during the 2009 first half compared to $6.7 million for the three months during the 2008 period following its acquisition at the end of April 2007.

Excluding discontinued domestically-produced wood furniture and net sales from Sam Moore, net sales declined 8.8% for the first six months of fiscal 2009.

First half 2009 unit volume decreased compared to the same 2008 period across all wood and upholstery product categories with the exception of Sam Moore upholstered products and youth bedroom products due to the addition of the Opus Designs product line.

Cash and Inventory Levels

Since the end of the last fiscal year, Hooker has redeployed more than half of its available cash and cash equivalents. Cash and cash equivalents declined by $17.3 million to $15.8 million as of August 3, 2008 from $33.1 million on February 3, 2008. The Company used cash of $14.1 million to repurchase approximately 798,000 shares of its common stock during the 2009 first half under authorizations approved by its Board of Directors since late last year. Repurchases under those authorizations were substantially complete as of the end of the 2009 first half. Additionally, Hooker invested $7.2 million in higher inventory levels to improve its inventory position primarily for imported wood furniture in anticipation of an uptick in business during the upcoming fall season. "We anticipate improving cash flow from operations throughout the next two quarters as we work down our inventory levels by the end of the year," Toms said.

Business Outlook

"While we anticipate that business in the fall will be marginally better than the summer, the structural economic problems that impacted us in the summer such as a troubled housing sector, tight credit, high energy prices and historically low levels of consumer confidence are still in place," Toms said. "For all these reasons, we expect demand for furniture will continue to be softer over the next several months than we've experienced in recent years. We are well prepared to deal with that challenge. On the profitability side, we have taken measures to reduce non-essential spending and payroll and to increase efficiencies in warehousing, distribution and administration. Regarding the top line, our first priority is to stabilize sales. Toward that end, we are in a strong inventory position on our best sellers in order to capitalize on any uptick in business this fall, and we are working with our retail customers on promotions to stimulate sales. We also plan to ship an estimated $2 to $3 million in new business for both Hooker and Opus Designs this fall."

Announcements

 *   In July, Hooker named Bruce Cohenour to the new position of
     General Manager for Opus Designs. Cohenour will set the overall direction for the youth furniture specialist Hooker acquired in
     December of 2007. "Having a capable executive like Bruce with overall responsibility for Opus Designs will help us fully maximize the opportunity that product line represents
     to expand our business," Toms said.

 *   In August, Hooker reorganized its upholstery companies,
     Bradington-Young and Sam Moore, under the executive leadership of
     Alan Cole, who has been named President and Chief Executive
     Officer of Hooker Furniture Upholstery. "Alan's day to day
     leadership at Sam Moore should put our growth strategies there on a faster track," Toms said.

 *   Also in August, Hooker announced permanent layoffs affecting 25 employees in operations, warehousing and administration at its wood furniture division based in Martinsville, Va. The layoffs represented a 9.1% reduction in its wood furniture workforce of
     263, and a 2.6% reduction in its corporate-wide workforce of 912, including upholstery companies Sam Moore and Bradington-Young, although employees at those companies were not affected. "While the layoff was done with great sadness and regret, it was a necessary step to insure we remain competitive, and that our infrastructure is in line with the lower sales volume levels of our business today," Toms said.

 *   At today's meeting, the Company's Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on November
     28, 2008 to shareholders of record November 17, 2008.

Conference Call Details

Hooker Furniture will present its fiscal 2009 second quarter financial results via teleconference and live internet web cast on Wednesday, September 10, 2008 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-874-1586, and 719-325-4811 is the number for international callers.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2007 shipments to U.S. retailers, Hooker Furniture Corporation is an 84-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plan to increase Sam Moore Furniture's and Opus Design's sales and improve their financial performance; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

                                Table I
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)

                                Thirteen Weeks       Twenty-Six Weeks
                                     Ended                 Ended
                             August 03,  July 29,  August 03,  July 29,
                              2008(a)     2007(b)    2008(a)    2007(c)
                             --------    --------   --------   --------

 Net sales                   $ 64,628    $ 73,441   $135,655   $150,735

 Cost of sales                 46,328      50,440     96,063    105,656
                             --------    --------   --------   --------

    Gross profit               18,300      23,001     39,592     45,079

 Selling and administrative
  expenses                     15,437      15,072     32,779     31,073

 Restructuring and asset
  impairment (credit) charge     (258)        473       (258)       344
                             --------    --------   --------   --------

    Operating income            3,121       7,456      7,071     13,662

 Other income, net                168         308        355        841
                             --------    --------   --------   --------

    Income before income
     taxes                      3,289       7,764      7,426     14,503

 Income taxes                   1,215       2,906      2,747      5,359
                             --------    --------   --------   --------

    Net income               $  2,074    $  4,858   $  4,679   $  9,144
                             ========    ========   ========   ========

 Earnings per share:
    Basic                    $   0.18    $   0.39   $   0.41   $   0.71
                             ========    ========   ========   ========
    Diluted                  $   0.18    $   0.39   $   0.41   $   0.71
                             ========    ========   ========   ========

 Weighted average shares
  outstanding:

    Basic                      11,234      12,590     11,383     12,881
                             ========    ========   ========   ========
    Diluted                    11,240      12,594     11,390     12,884
                             ========    ========   ========   ========

 (a) During the 2009 thirteen and twenty-six week periods, the Company recorded a restructuring credit of $258,000 ($162,000 after tax, or
 $0.02 per share) for previously accrued health care benefits that are not expected to be paid for terminated employees at the former Roanoke and Martinsville, Va. manufacturing facilities.

 (b) During the 2008 second quarter, the Company recorded restructuring charges of $473,000 ($293,000 after tax, or $0.02 per share)
 principally for additional severance and related benefit costs and disassembly costs related to the closure of the Martinsville, Va.
 manufacturing facilities.

 (c) During the 2008 first half, the Company recorded aggregate restructuring charges of $344,000 ($213,000 after tax, or $0.02 per share) consisting of: $473,000 for additional severance and related benefit costs associated with the March 2007 closing of the
 Martinsville, Va. domestic wood manufacturing facility, and a restructuring credit of $129,000 principally to reverse previously accrued health care benefits for terminated employees at the former
 Pleasant Garden, N.C. facility that were not expected to be paid.

                              Table II
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED BALANCE SHEETS
                 (In thousands, including share data)

                                                August 03,  Feb. 03,
                                                  2008        2008
                                                ---------   ---------
 Assets
 Current assets
  Cash and cash equivalents                     $  15,799   $  33,076
  Trade accounts receivable, less allowance for
   doubtful accounts of $1,431 and $1,750 on
   each date                                       33,535      38,229
  Inventories                                      57,820      50,560
  Prepaid expenses and other current assets         3,813       3,552
                                                ---------   ---------
     Total current assets                         110,967     125,417
 Property, plant and equipment, net                25,224      25,353
 Goodwill                                           3,803       3,774
 Intangible assets                                  5,925       5,892
 Cash surrender value of life insurance
  policies                                         13,059      12,173
 Other assets                                       2,236       2,623
                                                ---------   ---------
      Total assets                              $ 161,214   $ 175,232
                                                =========   =========

 Liabilities and Shareholders' Equity
 Current liabilities

  Trade accounts payable                        $  13,370   $  13,025
  Accrued salaries, wages and benefits              3,019       3,838
  Other accrued expenses                            2,463       3,553
  Current maturities of long-term debt              2,795       2,694
                                                ---------   ---------
    Total current liabilities                      21,647      23,110
 Long-term debt, excluding current maturities       3,795       5,218
 Deferred compensation                              5,984       5,369
 Other long-term liabilities                          568         709
                                                ---------   ---------
     Total liabilities                             31,994      34,406

 Shareholders' equity

  Common stock, no par value, 20,000 shares
   authorized, 10,763 and 11,561 shares issued
   and outstanding on each date                    16,959      18,182
  Retained earnings                               112,392     122,835
  Accumulated other comprehensive loss               (131)       (191)
                                                ---------   ---------
     Total shareholders' equity                   129,220     140,826
                                                ---------   ---------
       Total liabilities and shareholders'
        equity                                  $ 161,214   $ 175,232
                                                =========   =========

                              Table III
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                Twenty-Six Weeks Ended
                                                August 03,    July 29,
                                                  2008         2007
                                                ---------    ---------
 Cash flows from operating activities
  Cash received from customers                  $ 140,545    $ 157,243
  Cash paid to suppliers and employees           (134,501)    (125,817)
  Income taxes paid, net                           (4,428)      (8,353)
  Interest received, net                              286          759
                                                ---------    ---------
    Net cash provided by operating activities       1,902       23,832
                                                ---------    ---------

 Cash flows from investing activities
  Acquisition of Sam Moore Furniture, net
   of cash acquired                                            (10,566)
  Additional payments related to the
   acquisition of Opus Designs                       (181)
  Purchase of property, plant and equipment        (1,303)      (1,050)
  Proceeds from the sale of property and
   equipment                                            7           59
                                                ---------    ---------
    Net cash used in investing activities          (1,477)     (11,557)
                                                ---------    ---------

 Cash flows from financing activities
  Purchases and retirement of common stock        (14,073)     (18,374)
  Cash dividends paid                              (2,307)      (2,606)
  Payments on long-term debt                       (1,322)      (1,230)
                                                ---------    ---------
    Net cash used in financing activities         (17,702)     (22,210)
                                                ---------    ---------

 Net decrease in cash and cash equivalents        (17,277)      (9,935)
 Cash and cash equivalents at beginning
  of year                                          33,076       47,085
                                                ---------    ---------
    Cash and cash equivalents at end of year    $  15,799    $  37,150
                                                =========    =========

 Reconciliation of net income to net cash
  provided by operating activities:

   Net income                                   $   4,679    $   9,144
    Depreciation and amortization                   1,328        1,702
    Non-cash and restricted stock awards               36           22
    Restructuring (credit) charge                    (258)         344
    Loss on disposal of property                      123            9
    Provision for doubtful accounts                   588          460
    Deferred income tax expense                       258        1,739
    Changes in assets and liabilities,
     net of effect from acquisition:
      Trade accounts receivable                     4,150        6,182
      Inventories                                  (7,201)      10,945
      Prepaid expenses and other assets            (1,064)        (780)
      Trade accounts payable                          345        1,219
      Accrued salaries, wages and benefits           (560)      (2,322)
      Accrued income taxes                         (1,274)      (4,732)
      Other accrued expenses                          278         (601)
      Other long-term liabilities                     474          501
                                                ---------    ---------
       Net cash provided by operating
        activities                              $   1,902    $  23,832
                                                =========    =========

CONTACT:  Hooker Furniture Corporation
          Paul B. Toms Jr., Chairman, Chief Executive Officer
           and President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President &
           Chief Financial Officer
            (276) 632-2133, or
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088